Exhibit 10.10
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 21st day of July 2005, between DISCOVERY BANK (“Bank”), having a principal place of business at 338 Via Vera Cruz, San Marcos, California 92078, and Martin McNabb (“Executive”), whose residence is 16951 Old Espola Road, Poway, CA 92064, with reference to the following:
WITNESSETH
     WHEREAS, Bank is a California banking corporation duly organized, validly existing, and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;
     WHEREAS, Bank desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business; and
     WHEREAS, the parties hereto desire to specify the terms of Executive’s employment by Bank;
     NOW, THEREFORE, in consideration of the mutual covenants hereafter set forth, it is agreed that effective Jul 21, 2005 (the “Effective Date”), the following terms and conditions shall apply to Executive’s employment:
AGREEMENT
A. TERM OF EMPLOYMENT
     1. Term. Bank hereby employs Executive and Executive hereby accepts employment with Bank for the period commencing with the Effective Date and terminating three (3) years thereafter; subject, however, to prior termination of Executive’s employment as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by Bank hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.
B. DUTIES OF EXECUTIVE
     1. Duties. Executive shall perform the duties of Executive Vice President and Controller, which includes, but are not limited to those duties specified on Bank’s Job Description for the position of Executive Vice President and Controller, subject to the powers by law vested in the Board of Directors of Bank, Bank’s shareholders and Bank’s President. Executive shall report only to the President of Bank and, subject to the reasonable directions of the President, shall have general supervision, direction, and control of Bank’s deposits, investments, accounting, financial reporting and computer systems. However, the duties of Executive may be changed from time to time by the mutual consent of Executive and Bank without resulting in a recession of this Agreement. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by

Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Bank’s Articles of Incorporation and Bylaws. Effective October 1, 2005, on the resignation of the current CFO, LouEllen Ficke, Executive will assume the duties of Executive Vice President and Chief Financial Officer as specified on Bank’s Job Description for this position.
     2. Conflicts of Interests. Except as permitted by the prior written consent of the Board of Directors of Bank, Executive shall devote Executive’s entire productive time, ability and attention to the business of Bank during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Bank’s interests.
C. COMPENSATION
     1. Base Salary. For Executive’s services hereunder, Bank shall pay or cause to be paid as base salary to Executive the amount of not less than Ten Thousand Eight Hundred Thirty Three Dollars and Thirty Four Cents ($10,833.34) per calendar month; provided, however, that the base salary shall be prorated for any partial month. Said base salary shall be payable in conformity with Bank’s normal payroll periods. The Board of Directors shall review executive’s base salary annually, at its discretion, and Executive shall receive such base salary increases, if any, as the Board of Directors, in its sole discretion, shall determine.
     2. Discretionary Bonus. Executive may receive such discretionary bonuses, if any, as the Board of Directors, in its sole discretion, shall determine.
     3. Officers’ Bonus Plan. Executive shall participate in any officers’ bonus plans Bank may establish, from time to time, during the Term.
D. EXECUTIVE BENEFITS
     1. Vacations and Sick Pay. Executive shall be entitled to four (4) weeks vacation each year during the Term; provided, however, that at least two (2) weeks of said vacation (the “Mandatory Vacation”) shall be taken consecutively. Executive shall not be entitled to vacation pay in lieu of vacation, and any vacation time not used in excess of the Mandatory Vacation shall be accumulated in accordance with Bank’s Personnel Policy unless the Board of Directors approves other arrangements in advance. Executive shall also be entitled to sick pay in accordance with Bank’s Personnel Policy.
     2. Group Medical and Life Insurance Benefits. Bank shall provide for Executive’s participation in Bank’s group medical, dental, vision, disability and life insurance benefits, as provided to Bank’s other officers. Said insurance coverage shall be made available to Executive as soon as possible and shall continue throughout the Term. Bank’s liability to Executive for any breach of this Paragraph D.2 shall be limited to the amount of premiums payable by Bank to obtain the coverage contemplated herein.
     3. Automobile Allowance. Bank shall provide Executive with an automobile allowance of Seven Hundred Fifty Dollars ($750) per month, which allowance shall be in lieu of any expense reimbursements for automobile or automobile-related expenditures.
     4. Additional Benefits. Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any 401(k) plan, bonus plan,

incentive plan, participation plan, or extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit Bank may provide for senior executives or for employees of Bank generally, from time to time, in effect during the Term.
E. BUSINESS EXPENSES AND REIMBURSEMENT
     1. Business Expenses. Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for Bank during the Term, which types of expenditures shall be determined by the Board of Directors. Executive shall furnish to Bank adequate records and other documentary evidence for the substantiation of such expenditures as deductible business expenses of Bank.
     2. Reimbursement. Executive agrees that, if at any time payment made to Executive by Bank for business expense reimbursement shall be disallowed in whole or in part as a deductible business expense by the appropriate taxing authorities, the amount so disallowed shall be treated as taxable compensation to Executive.
F. TERMINATION
     1. Termination For Cause. Bank may terminate Executive’s employment at any time without further obligation or liability to Executive, by action of the Board of Directors in good faith:
(a)	If Executive materially breaches Executive’s duties under this Agreement or habitually neglects Executive’s duties;

(b)	If Executive is convicted of or pleads guilty or nolo contendere to a felony or crime of moral turpitude or a crime (other than a traffic offense) which materially and adversely affects Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties, as determined by the Board of Directors in good faith;

(c)	If Executive has committed any act which would cause termination of coverage under Bank’s Blanket Bond as to Executive or as to Bank as a whole;

(d)	If Executive is deceased; or

(e)	If Executive is found to be physically or mentally incapable of performing Executive’s duties for a period of six (6) months or greater by the Board of Directors, in good faith, based upon a medical diagnosis.
Such termination shall not prejudice any remedy, which Bank may have at law, in equity, or under this Agreement. Termination pursuant to this Paragraph F.1 shall become effective two (2) days after written notice of termination.

     2. Action by Supervisory Authority. Executive’s employment shall terminate immediately without further liability or obligation to Executive:
(a)	If Bank is closed or taken over by the Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Bank; or

(b)	If such supervisory authority should exercise its statutory ceases and desist powers to remove Executive from office.
     3. Mergers or Corporate Reorganization. Executive’s employment with Bank and the Term shall terminate upon the occurrence of any of the following: (i) a merger, consolidation or reorganization where the shareholders of Bank immediately preceding the closing of the transaction will not own immediately after the closing of the transaction more than fifty percent (50%) of the resulting or surviving institution; (ii) a merger, consolidation or reorganization where the shareholders of Bank immediately preceding the closing of the transaction will not own immediately after the closing of the transaction more than fifty percent (50%) of Bank, partnership or limited liability company that controls the resulting or surviving institution; (iii) a transfer of all or substantially all of the assets of Bank to an entity where the shareholders of Bank immediately preceding the closing of the transaction will not own immediately after the closing of the transaction more than fifty percent (50%) of the entity; or (iv) a sale of more than fifty percent (50%) of the outstanding Common Stock of Bank in a transaction or series of related transactions. The foregoing events shall hereafter be referred to as a “Triggering Event.”
     4. Termination Without Cause. Notwithstanding anything to the contrary herein, Executive’s employment may be terminated at any time without cause by Bank upon written notice of termination to Executive and by Executive upon written notice of termination to Bank.
     5. Effect of Termination.
(a)	In the event of termination of Executive’s employment prior to the completion of the Term for any of the reasons specified in Paragraphs F.1 through F.4, Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, and accrued but unused vacation time; but Executive shall be entitled to no further compensation for services rendered after the date of termination.

(b)	In the event Executive’s employment is terminated pursuant to Paragraph F.3, Executive shall be entitled to severance compensation equal to six (6) months’ then current base salary. Payment shall be made by Bank not later than the closing of the Triggering Event.

(c)	In addition, in the event Bank elects to terminate Executive’s employment pursuant to Paragraph F.4, Executive shall be entitled to severance compensation equal to ninety (90) days’ then current base salary for the first two (2) years’ service, then thirty (30) days then current base salary added for each additional year of service not to exceed one hundred eighty (180) days or (6) months, payable in monthly installments in conformity with Bank’s normal payroll periods, and continuation of Executive’s group medical insurance benefits for that same period.

(d)	In the event Executive elects to terminate Executive’s employment pursuant to the provisions of Paragraph F.4, Executive shall not be entitled to any severance compensation or continuation of Executive’s group medical insurance benefits.

(e)	The payment of benefits pursuant to this Paragraph F.5 shall discharge Bank from any further liability to Executive under this Agreement.
As a condition for receiving any severance pay hereunder, Executive hereby agrees to execute a full and complete release of any and all claims against the Bank and its officers, agents, directors, attorneys, insurers, employees and successors in interest arising from, or in any way related to, Executive’s employment with the Bank or the termination thereof.
G. GENERAL PROVISIONS
     1. Trade Secrets. Executive agrees that during the Term Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning Bank, which may include information on its operations and business, identity of its customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business. Executive will not use or disclose any of such trade secrets, proprietary, or confidential information during the Term or for a period of five (5) years thereafter, without Bank’s prior written consent. This limitation shall not apply to information that is or becomes public, or in the public domain, without the fault of Executive.
     2. Covenant Not to Interfere. Executive hereby covenants and agrees that Executive will not now, or for the period during which Executive receives any compensation from Bank, whether pursuant to Paragraph F.5 or otherwise, plus an additional period of one (1) year, disrupt, damage, impair or interfere with the business of Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers and their agents, representatives or vendors, or otherwise. After termination of employment, Executive is not, however, restricted from being employed by or engaged in a competing business.
     3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with Bank, including service as a consultant and organizer during Bank’s organization, are solely the property of Bank, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all of said property to Bank in good condition.
     4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this paragraph.

     5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.
     6. Applicable Law. This Agreement is to be governed by and construed under the laws of the State of California.
     7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
     8. Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.
     9. Entire Agreement. Except for a stock option agreement and participation in other compensation plans which may be entered into by and between Bank and Executive, this Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bank and Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DISCOVERY BANK
/s/ James P. Kelley
By: JAMES P. KELLEY
Its: PRESIDENT & C.E.O.

/s/ John P. Plavan
By: JOHN P. PLAVAN
Its: CHAIRMAN OF THE BOARD

/s/ Martin McNabb
By; MARTIN MC NABB